SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No._1_)*-

                               PHARMACYCLICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   716933 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 15, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages

                       Exhibit Index Contained on Page 17

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 2 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Management II, L.P. ("ICM2")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware (limited partnership)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    2,230  shares,  which are  directly
              REPORTING                      owned by Integral  Capital Partners
                PERSON                       International  II, C.V.  ("ICPI2").
                 WITH                        ICM2  is  the  investment   general
                                             partner of ICPI2.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             2,230 shares (see  response to Item
                                             6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    2,230 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.01%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 3 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Management III, L.P. ("ICM3")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware (limited partnership)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    206,440  shares,  of which  166,925
              REPORTING                      shares   are   directly   owned  by
                PERSON                       Integral Capital Partners III, L.P.
                 WITH                        ("ICP3")  and  39,515   shares  are
                                             directly owned by Integral  Capital
                                             Partners  International  III,  L.P.
                                             ("ICPI3").   ICM3  is  the  general
                                             partner of ICP3 and the  investment
                                             general partner of ICPI30.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             206,440  shares  (see  response  to
                                             Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  206,440 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 1.37%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 4 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Management IV, LLC ("ICM4")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware (limited liability company)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    363,350  shares  which are directly
              REPORTING                      owned by Integral  Capital Partners
                PERSON                       IV,  L.P.  ("ICP4").  ICM4  is  the
                 WITH                        general partner of ICP4.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             363,350 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  363,350 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 2.40%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 5 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Partners NBT, LLC ("Integral NBT")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware (limited liability company)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    1,750  shares  which  are  directly
              REPORTING                      owned by Integral  Capital Partners
                PERSON                       IV  MS  Side  Fund,   L.P.   ("Side
                 WITH                        Fund"). Integral NBT is the general
                                             partner of Side Fund.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             1,750 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,750 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.01%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 6 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Partners International II, C.V. ("ICPI2")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Netherlands Antilles (limited partnership)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    2,230 shares are directly  owned by
              REPORTING                      ICPI2.  Integral Capital Management
                PERSON                       II, L.P. is the investment  general
                 WITH                        partner of ICPI2.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             2,230 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    2,230 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.01%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 7 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Partners III, L.P. ("ICP3")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware (limited partnership)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    166,925  shares are directly  owned
              REPORTING                      by    ICP3.     Integral    Capital
                PERSON                       Management III, L.P. is the general
                 WITH                        partner of ICP3.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             166,925  shares  (see  response  to
                                             Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  166,925 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 1.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 8 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Partners International III, L.P. ("ICPI3")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands (limited partnership)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    39,515 shares are directly owned by
              REPORTING                      ICPI3.  Integral Capital Management
                PERSON                       III, L.P. is the investment general
                 WITH                        partner of ICPI3.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             39,515 shares (see response to Item
                                             6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                   39,515 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.26%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                 Page 9 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Partners IV, L.P. ("ICP4")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware (limited partnership)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    363,350  shares are directly  owned
              REPORTING                      by    ICP4.     Integral    Capital
                PERSON                       Management  IV, LLC is the  general
                 WITH                        partner of ICP4.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             363,350 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  363,350 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 2.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO. 716933 10 6                  13G                Page 10 of 20 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                           (a) [ ]   (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware (limited partnership)
--------------------------------------------------------------------------------
                NUMBER                  5    SOLE VOTING POWER            -0-
                  OF
                SHARES                  ----------------------------------------
             BENEFICIALLY               6    SHARED VOTING POWER
            OWNED BY EACH                    1,750 shares are directly  owned by
              REPORTING                      Side   Fund.    Integral    Capital
                PERSON                       Partners  NBT,  LLC is the  general
                 WITH                        partner of Side Fund.
                                        ----------------------------------------
                                        7    SOLE DISPOSITIVE POWER       -0-

                                        ----------------------------------------
                                        8    SHARED DISPOSITIVE POWER
                                             1,750 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    1,750 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                     [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 0.01%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                       PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

           Pharmacyclics, Inc.


ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           995 East Arques Avenue
           Sunnyvale, CA 94086


ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                     OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

           This statement is being filed by Integral Capital Management II, L.P., a Delaware limited partnership, ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), and Integral Capital Partners NBT, LLC, a Delaware limited liability company "(Integral NBT"). The principal business address of ICM2, ICM3, ICM4 and Integral NBT is 2750 Sand Hill Road, Menlo Park, California 94025.

           ICM2 is the investment general partner of Integral Capital Partners International II, C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM2, ICM3, ICM4 and Integral NBT, this statement relates only to ICM2's, ICM3's, ICM4's and Integral NBT's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICPI2, ICP3, ICPI3, ICP4 and Side Fund, and none of ICM2, ICM3, ICM4 or Integral NBT, directly or otherwise hold any Shares. Management of the business affairs of ICM2, ICM3, ICM4 and Integral NBT, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM2, ICM3, ICM 4 and Integral NBT, respectively such that no single general partner or manager of ICM2, ICM3, ICM4 or Integral NBT has voting and/or dispositive power of the Shares.


ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock


ITEM 2(e). CUSIP NUMBER:

           716933 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ]  Broker or dealer  registered  under  Section 15 of the  Exchange
                Act.
       (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
       (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
       (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
       (e) [ ]  An    investment     adviser    in    accordance    with    Rule
                13d-1(b)(1)(ii)(E);
       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
       (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].


ITEM 4.    OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        A. Integral Capital Management II, L.P. ("ICM2")

           (a) Amount Beneficially Owned: 2,230
           (b) Percent of Class: 0.01%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 2,230
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 2,230


        B. Integral Capital Management III, L.P. ("ICM3")

           (b) Amount Beneficially Owned: 206,440
           (b) Percent of Class: 1.37%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 206,440
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 206,440

        C. Integral Capital Management IV, LLC ("ICM4")

           (a) Amount Beneficially Owned: 363,350
           (b) Percent of Class: 2.4%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 363,350
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 363,350


        D. Integral Capital Partners NBT, LLC ("Integral NBT")

           (a) Amount Beneficially Owned: 1,750
           (b) Percent of Class: 0.01%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 1,750
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 1,750


        E. Integral Capital Partners International II C.V. ("ICPI2")

           (a) Amount Beneficially Owned: 2,230
           (b) Percent of Class: 0.01%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 2,230
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 2,230


        F. Integral Capital Partners III, L.P. ("ICP3")

           (a) Amount Beneficially Owned: 166,925
           (b) Percent of Class: 1.64%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 166,925
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 166,925


        G. Integral Capital Partners International III, L.P. ("ICPI3")

           (a) Amount Beneficially Owned: 39,515
           (b) Percent of Class: 0.26%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 39,515
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 39,515

        H. Integral Capital Partners IV, L.P. ("ICP4")

           (a) Amount Beneficially Owned: 363,350
           (b) Percent of Class: 2.4%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 363,350
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 363,350


        I. Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

           (a) Amount Beneficially Owned: 1,750
           (b) Percent of Class: 0.01%
           (c) Number of shares as to which such person has:
               1. Sole power to vote or to direct vote: -0-
               2. Shared power to vote or to direct vote: 1,750
               3. Sole power to dispose or to direct the disposition: -0-
               4. Shared power to dispose or to direct the disposition: 1,750


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 18, 2000
                                     INTEGRAL CAPITAL MANAGEMENT II, L.P.

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL MANAGEMENT III, L.P.

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL MANAGEMENT IV, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL CAPITAL PARTNERS NBT, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL CAPITAL PARTNERS  INTERNATIONAL II
                                     C.V.

                                     By Integral Capital Management II, L.P., its Investment General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah

                                     INTEGRAL CAPITAL PARTNERS III, L.P.

                                     By Integral Capital Management III, L.P., its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL  CAPITAL  PARTNERS   INTERNATIONAL
                                     III, L.P.

                                     By Integral Capital Management III, L.P., its Investment General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL PARTNERS IV, L.P.

                                     By Integral Capital Management IV, LLC, its
                                     General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL  CAPITAL PARTNERS IV MS SIDE FUND,
                                     L.P.

                                     By Integral  Capital Partners NBT, LLC, its
                                     General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                  EXHIBIT INDEX

                                                               Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:        Agreement of Joint Filing                    18

                                    EXHIBIT A

                            Agreement of Joint Filing

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 18, 2000 containing the information required by Schedule 13G, for the 573,770 Shares of capital stock of Pharmacyclics, Inc. held by Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Dated: February 18, 2000
                                     INTEGRAL CAPITAL MANAGEMENT II, L.P.

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL MANAGEMENT III, L.P.

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL MANAGEMENT IV, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL CAPITAL PARTNERS NBT, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                     INTEGRAL CAPITAL PARTNERS  INTERNATIONAL II
                                     C.V.

                                     By Integral Capital Management II, L.P., its Investment General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah


                                     INTEGRAL CAPITAL PARTNERS III, L.P.

                                     By Integral Capital Management III, L.P., its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL  CAPITAL  PARTNERS   INTERNATIONAL
                                     III, L.P.

                                     By Integral Capital Management III, L.P., its Investment General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL PARTNERS IV, L.P.

                                     By Integral Capital Management IV, LLC, its
                                     General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                     INTEGRAL  CAPITAL PARTNERS IV MS SIDE FUND,
                                     L.P.

                                     By Integral  Capital Partners NBT, LLC, its
                                     General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager